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                                                                                                        EXHIBIT 12
                         APPALACHIAN POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
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                                                                                                           Twelve
                                                                                                           Months
                                                                    Year Ended December 31,                Ended
                                                      1994       1995      1996      1997        1998      3/31/99
 Fixed Charges:
   Interest on First Mortgage Bonds. . . . . . . . $ 75,815   $ 80,777   $ 82,082  $ 81,009    $ 72,057    $ 69,886
   Interest on Other Long-term Debt. . . . . . . .   16,415     16,404     18,025    28,163      40,642      43,597
   Interest on Short-term Debt . . . . . . . . . .    3,366      5,119      3,639     4,569       4,245       3,514
   Miscellaneous Interest Charges. . . . . . . . .    3,913      5,323      7,327     6,857      11,470      12,061
   Estimated Interest Element in Lease Rentals . .    7,700      7,000      6,600     6,000       5,900       5,900
        Total Fixed Charges. . . . . . . . . . . . $107,209   $114,623   $117,673  $126,598    $134,314    $134,958

 Earnings:
   Net Income. . . . . . . . . . . . . . . . . . . $102,345   $115,900   $133,689  $120,514    $ 93,330    $ 99,392
   Plus Federal Income Taxes . . . . . . . . . . .   39,599     53,355     65,801    54,835      43,941      50,064
   Plus State Income Taxes . . . . . . . . . . . .    5,910      7,273     10,180     8,109       6,845       6,368
   Plus Fixed Charges (as above) . . . . . . . . .  107,209    114,623    117,673   126,598     134,314     134,958
        Total Earnings . . . . . . . . . . . . . . $255,063   $291,151   $327,343  $310,056    $278,430    $290,782

 Ratio of Earnings to Fixed Charges. . . . . . . .     2.37       2.54       2.78      2.44        2.07        2.15
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